                                                Filed Pursuant to Rule 424(b)(3)
                                                Registration No. 333-41547

                        GEORGIA-CAROLINA BANCSHARES, INC.

             SUPPLEMENT NO. 1 TO PROSPECTUS DATED FEBRUARY 19, 1998




CONDITIONS OF THE OFFERING

         In order to allow the Company additional time to attain the minimum offering, the Company has elected to extend the Expiration Date of the offering to August 18, 1998. See "TERMS OF THE OFFERING -- Conditions of the Offering."


APPOINTED DIRECTORS OF THE COMPANY AND THE BANK

         The Company has extended the date on which the Appointed Directors shall, pursuant to self-executing resignations, resign. If the minimum offering amount of $7,000,006 is not obtained by September 30, 1998, the Appointed Directors shall, pursuant to self-executing resignations, resign. See "MANAGEMENT -- Appointed Directors of the Company and the Bank."


         Unless otherwise defined in this Supplement No. 1 ("Supplement No. 1") to the Company's prospectus dated February 19, 1998 (the "Prospectus"), all capitalized terms used in this Supplement No. 1 shall have the meanings assigned to such terms in the Prospectus.




















                   The date of this Supplement is May 19, 1998